Contacts:  Nate Wallace        Joshua Zecher
           Manager, Investor   Relations  FitzGerald Communications
           301-984-5059        202-530-5278

           Sarah Mahoney
           Manager, Corporate Communications
           301-984-5350


For Immediate Release


                               MANUGISTICS NAMES
                          GREGORY J. OWENS AS NEW CEO

 Global Managing Partner for Andersen Consulting Supply Chain Practice to
                               Lead Manugistics


Rockville, MD, April 28, 1999 -- Manugistics Group, Inc. (Nasdaq: MANU), today announced that Gregory J. Owens, former Global Managing Partner of the Andersen Consulting Supply Chain Management Practice, has become Manugistics' new chief executive officer and president. Mr. Owens will also be a member of Manugistics' Board of Directors.

William M. Gibson, Manugistics' former CEO and president, will continue as chairman of Manugistics.

"I look forward to working with Manugistics and helping to propel the company to be the leading software provider of supply chain solutions," said Owens. "The market for supply chain management solutions is growing rapidly as supply chain planning is recognized as a key competitive differentiator. In working with Manugistics as a strategic partner, I have developed strong confidence in Manugistics as a company, a deep appreciation in the domain expertise of its people and a belief in Manugistics' solutions. I feel strongly that Manugistics can
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MANUGISTICS NAMES NEW CEO                                            PAGE 2 OF 4


play the leading role in supply chain innovation as we continue to provide significant value for our customers. I am confident that with this strong foundation, and additional leadership, we can put Manugistics' past challenges behind us and establish the company as the leader in the supply chain management software market."

"I have worked with Greg Owens for a number of years in his position as the head of the world's largest supply chain consulting practice," said Gibson. "I admire Greg's leadership, his understanding of supply chain management, and his demonstrated ability to drive results. I am confident that Manugistics will prosper under his leadership."

Owens, 39, is the former Global Managing Partner for the Andersen Consulting Supply Chain Management Practice, which with revenues in excess of $1.4 billion represents the world's largest supply chain consulting practice. He joined Andersen Consulting in 1990 and became a partner in 1993. Owens had global profit and loss responsibility for the rapidly growing supply chain consulting practice that has shown growth in recent periods in excess of 40% a year. Owens brings with him extensive supply chain expertise through work with a diverse roster of Fortune 500 clients.

Prior to joining Andersen Consulting, Owens worked for Garr Consulting specializing in distribution, transportation, and warehousing consulting. He
was promoted to the role of Executive Vice President at the age of 29.   Owens
graduated from the Georgia Institute of Technology in 1982, where he earned a B.S. in Industrial Management.

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MANUGISTICS NAMES NEW CEO                                            PAGE 3 OF 4


FORWARD-LOOKING STATEMENTS
--------------------------
This press release contains forward-looking statements that are subject to risks and uncertainties, and there are important factors that could cause actual results to differ materially from those anticipated by such statements. (Certain of such statements may be identified by use of words such as "anticipate," "believe," "establish," "estimate," "intend," "expect," or "future.") Most importantly, there are a number of important factors that could affect the Company's performance. Demand for the Company's supply chain management software products and the Company's quarterly operating results could be affected by business conditions or the general economy in domestic and international markets, the timely availability and acceptance of the Company's products, technological change, the timing and results of the Company's longer-term initiatives, the response of prospective customers to announced or commercially available products or pricing, competitors' announcements and other marketing activities, acquisitions or marketing relationships, the length of the Company's sales cycles, or the Company's ability to integrate acquired operations and technologies rapidly and effectively. The Company's expense levels are based largely on its expectations of future revenues, and if revenues were to be below expectations, the Company's operating results would be affected. The timing of releases of the Company's software products can be affected by client needs, marketplace demands, technological advances, and competitors' activities. The expansion of the Company's operations into foreign markets, including the Asia/Pacific and South America regions, might be affected by general economic conditions in foreign countries, difficulties in staffing and managing international operations, changes in foreign currency exchange rates, and political and economic instability. For further information, please refer to the Company's Form 10-K for the year ended February 28, 1998, and other reports and documents subsequently filed with the Securities and Exchange Commission which are publicly available, copies of which may also be obtained by contacting the Company's Investor Relations department at 301-984-5409. The Company assumes no obligation to update the information contained in this press release.

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MANUGISTICS NAMES NEW CEO                                            PAGE 4 OF 4



ABOUT MANUGISTICS
-----------------
Headquartered in Rockville, Md., Manugistics Group, Inc. is a leading provider of solutions for customer-centric supply chain optimization and has the largest global client base of any supply chain provider. The company's solutions are used by more than 850 companies to improve the flow of product within and among companies from raw materials or parts through manufacturing to delivery of product to the end customer. Manugistics' solutions uniquely allow its clients to create and optimize their supply chains around their customers and are quick to implement, adapt easily to change, and deliver rapid results. Its clients include leading companies such as Compaq, DuPont, Harley-Davidson, Nestle, and Wal-Mart.

                                     # # #

Manugistics, the Manugistics logo, and working as one are registered trademarks of Manugistics, Inc. All other product or company names mentioned are used for identification purposes only, and may be trademarks of their respective owners. Additional information about Manugistics can be found at the company's site on the World Wide Web, at http://www.manugistics.com.